                                                                   EXHIBIT 12.01


               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)




                                                                             Years Ended December 31,
                                                                ---------------------------------------------------
DOLLARS IN MILLIONS                                               2002       2001       2000      1999       1998
-------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations:
 Income from continuing operations before income taxes
   and cumulative effect of changes in accounting principles    $ 3,053    $ 4,120    $ 4,742    $ 4,496    $ 1,316
 Add fixed charges (see below)                                    7,002     12,130     14,652      9,778     11,523
                                                                -------    -------    -------    -------    -------
Earnings as defined                                             $10,055    $16,250    $19,394    $14,274    $12,839
                                                                =======    =======    =======    =======    =======


Fixed charges from continuing operations:
  Interest expense                                              $ 6,844    $11,987    $14,530    $ 9,681    $11,466
  Other adjustments                                                 158        143        122         97         57
                                                                -------    -------    -------    -------    -------
Fixed charges from continuing operations as defined             $ 7,002    $12,130    $14,652    $ 9,778    $11,523
                                                                =======    =======    =======    =======    =======

Ratio of earnings to fixed charges                                 1.44       1.34       1.32       1.46       1.11
                                                                =======    =======    =======    =======    =======



NOTES:
The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.